ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
May 23, 2003

ALARIS MEDICAL ANNOUNCES TENDER OFFERS AND
CONSENT SOLICITATIONS FOR ALL ITS BONDS

COMPANY PLANS TO REFINANCE WITH A COMBINATION OF DEBT AND EQUITY

SAN DIEGO, CA, May 23, 2003 (BW HealthWire) – ALARIS Medical, Inc. (AMEX: AMI) and its wholly-owned operating subsidiary, ALARIS Medical Systems, Inc., announced today that each has commenced a cash tender offer for any and all of its outstanding bonds. ALARIS Medical, Inc. has commenced a cash tender offer for any and all of its outstanding 11-1/8% Senior Discount Notes due 2008, and ALARIS Medical Systems, Inc. has commenced cash tender offers for any and all of its outstanding 11-5/8% Senior Secured Notes due 2006 and 9-3/4% Senior Subordinated Notes due 2006. In conjunction with these tender offers, ALARIS Medical and ALARIS Medical Systems are soliciting consents from holders to effect certain amendments, including the elimination of the restrictive covenants to the indentures governing the notes and, in the case of the 11-5/8% Senior Secured Notes, to the security documents relating to such notes. The tender offers are conditioned, among other things, on a majority of the bonds tendering and consenting.

The tender offers and consent solicitations are being made in connection with a proposed recapitalization of ALARIS Medical and ALARIS Medical Systems. This recapitalization would take advantage of ALARIS’s improved operating results and the current interest rate environment, and would involve the following concurrent transactions:

1.

the public offering by ALARIS Medical of 9,100,000 shares of common stock, plus up to a 15% over allotment option exercisable by the underwriters comprising 900,000 shares to be sold by the Company and 450,000 shares to be sold by shareholders as detailed in the Company’s S-3 registration with the SEC;

2.

the establishment by ALARIS Medical of a new secured credit facility with a group of banks and other lenders providing for up to $235 million in aggregate principal amount of term loans and an approximately $30 million revolving credit facility;

3.	the public offering by ALARIS Medical of approximately $210 million of new senior subordinated notes; and

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ALARIS Medical Announces Tender Offers And Consent Solicitations For All Its Bonds

4.

the merger of ALARIS Medical Systems with ALARIS Medical. The surviving company will be named “ALARIS Medical Systems, Inc.” and will continue to trade on the American Stock Exchange under the symbol “AMI.”

The net proceeds of these transactions will be used to fund the offers and related fees and expenses, to reduce the Company’s debt level and annual interest expense, and for general corporate purposes. If these transactions are successfully executed, the Company estimates that it will record a one-time after-tax charge of approximately $37 million. Annual interest expense is expected to be reduced by approximately $26 million on a pre-tax basis.

The consent solicitations will expire at 5:00 p.m., New York City time, on June 5, 2003, unless extended or earlier terminated (the “consent date”). The tender offers will expire at 5:00 p.m., New York City time, on June 20, 2003, unless extended or earlier terminated (the “expiration date”).

o	Tendering holders of the 11-1/8% Senior Discount Notes who validly tender and deliver consents by the consent date will receive the total consideration of $1,053.75 per $1,000 principal amount at maturity of senior discount notes, which includes a consent payment of $20.00 per $1,000 principal amount at maturity.

o	Tendering holders of the 11-5/8% Senior Secured Notes who validly tender and deliver consents by the consent date will receive the total consideration of $1,210 per $1,000 principal amount of senior secured notes, which includes a consent payment of $20.00 per $1,000 principal amount, plus accrued and unpaid interest from the last interest payment date to (but not including) the payment date.

o	Tendering holders of the 9-3/4% Senior Subordinated Notes who validly tender and deliver consents by the consent date will receive the total consideration of $1,037.50 per $1,000 principal amount of senior subordinated notes, which includes a consent payment of $20.00 per $1,000 principal amount plus accrued and unpaid interest from the last interest payment date to (but not including) the payment date.

Holders who validly tender their notes after the applicable consent date and prior to the applicable expiration date are not entitled to the applicable consent payment, and will receive, as payment for their notes, the total consideration minus the consent payment.

The amendments for which consents are being solicited in each of the consent solicitations will eliminate or modify substantially all of the restrictive covenants, most of the event of default provisions, many of the remedial provisions and other provisions contained in the indentures applicable to the notes (and in the case of the senior secured notes, in the applicable security documents). Holders may not tender their notes without delivering consents.

ALARIS Medical’s and ALARIS Medical Systems’ obligations to accept and pay for notes is subject to the conditions stated in the tender offers, including the condition that (i) holders of a majority in aggregate principal amount of each series of notes shall have tendered their notes and consented to the amendments to the indentures (and, in the case of the 11-5/8% Senior Secured Notes, to the applicable security documents), and (ii) ALARIS Medical shall have received proceeds from equity and debt financings acceptable to it in its sole discretion (including, without limitation, as to terms and amounts) necessary to complete the offers and certain related transactions.

The terms and conditions of the tender offers and consent solicitations, including the other conditions to ALARIS Medical’s and ALARIS Medical Systems’ obligations to accept the notes tendered and pay the purchase price and consent payments, are set forth in an Offer to Purchase and Consent Solicitation Statement dated May 22, 2003 with respect to each series of notes. ALARIS Medical and ALARIS Medical Systems may amend, extend or, subject to certain conditions, terminate the tender offers and consent solicitations at any time.

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ALARIS Medical Announces Tender Offers And Consent Solicitations For All Its Bonds

ALARIS Medical and ALARIS Medical Systems expect to make payment promptly after the expiration date on notes validly tendered and accepted for purchase. Holders who validly tender their notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the notes.

ALARIS Medical and ALARIS Medical Systems have engaged Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. to act as the exclusive Dealer Managers and Solicitation Agents in connection with the tender offers and consent solicitations.

Questions regarding the tender offers and consent solicitations may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free) and to Citigroup Global Markets Inc. at (800) 558-3745 (toll free). Requests for documentation may be directed to Mellon Investor Services LLC, the information agent for the tender offers and consent solicitations, at (866) 323-8166 (toll free) or (917) 320-6286.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 22, 2003 with respect to each class of notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities. Offers, solicitations and sales may be made only by means of the prospectus contained in the Company’s shelf registration statement, together with a prospectus supplement covering such securities.

About ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical upon the success of new products (including its proprietary Guardrails® Safety Software and the Medley™ Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, the Company’s ability to execute the transactions described herein on terms it finds acceptable and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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